EXHIBIT 99.4

CITIZENS COMMUNITY FEDERAL
2174 EASTRIDGE CENTER
EAU CLAIRE, WISCONSIN 54701
(715) ____-_______

NOTICE OF SPECIAL MEETING OF MEMBERS
To be held on [Meeting Date], 2004

             NOTICE IS HEREBY GIVEN that a special meeting of members ("Special Meeting") of Citizens Community Federal (the "Bank") will be held at the main office of the Bank located at 2174 Eastridge Center, Eau Claire, Wisconsin, at [__:__] [__].m., Eau Claire, Wisconsin time, on [Meeting Date], 2004, to consider and vote upon:
  A Plan of Reorganization and Stock Issuance Plan (the "Plan"), pursuant to which the Bank is reorganizing into a federally chartered, three-tier mutual holding company structure (the "Reorganization"). The Bank will be a wholly-owned subsidiary of Citizens Community Bancorp, (the "Stock Holding Company"), which will become a majority-owned subsidiary of Citizens Community MHC (the "MHC"), and other transactions provided for in the Plan, including the adoption of a new Federal Stock Charter and Bylaws for the Bank;

  Such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any other such business.
              The Board of Directors has fixed [Record Date], 2004 as the record date ("Voting Record Date") for the determination of members of the Bank entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only those members of the Bank of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof. The Plan must be approved by the affirmative vote of at least a majority of the number of votes entitled to be cast at the Special Meeting. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be postponed or adjourned to permit further solicitation of proxies. The following proxy statement and the prospectus included with this mailing contain a more detailed description of the Bank, the Stock Holding Company, the MHC and the proposed Reorganization.

             Whether or not you plan to attend the Special Meeting, you are requested to sign, date and return the enclosed proxy card(s) without delay in the enclosed postage-paid envelope to assure that your vote will be counted even if you are unable to attend. For a discussion of how to revoke a previously granted proxy, see "Revocability of Proxies" in the attached proxy statement.

By Order of the Board of Directors James G. Cooley President and Chief Executive Officer
Eau Claire, Wisconsin
[Mail Date], 2004

Your Board of Directors unanimously recommends that you vote for approval of the Plan by signing the enclosed proxy card and returning it in the enclosed postage-paid envelope as soon as possible. Your vote is very important.

Next Page

CITIZENS COMMUNITY FEDERAL
2174 Eastridge Center
Eau Claire, Wisconsin 54701

PROXY STATEMENT
FOR THE
SPECIAL MEETING OF MEMBERS OF THE BANK
TO BE HELD ON [Meeting Date], 2004

             The Board of Directors of the Bank and the OTS have approved the Plan of Reorganization and Stock Issuance Plan, as amended, subject to its approval by the members and the satisfaction of certain other conditions. However, such approval by the OTS does not constitute a recommendation or endorsement of the Plan by the OTS.

Purpose of the Special Meeting and Summary of Transaction

             This proxy statement, together with the prospectus of Citizens Community Bancorp (the "Stock Holding Company") included in this mailing, constitutes the proxy statement, and is being furnished to eligible members (the "Members") of Citizens Community Federal (the "Bank") in connection with the solicitation by the Board of Directors of proxies to be voted at the special meeting of Members of the Bank (the "Special Meeting") to be held on [Meeting Date], 2004, at the main office of the Bank located at 2174 Eastridge Center, Eau Claire, Wisconsin, at [__:__] [__].m.,Eau Claire, Wisconsin time, and at any postponement or adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Plan of Reorganization and Stock Issuance Plan, as amended (the "Plan"), and the transactions contemplated by and provided for in the Plan (the "Reorganization").

             The Bank's Board of Directors unanimously adopted the Plan, pursuant to which the Bank will reorganize into the federal mutual holding company structure as a wholly owned subsidiary of the Stock Holding Company, which will become a majority-owned subsidiary of Citizens Community MHC (the "MHC"). The Plan has been approved by the Office of Thrift Supervision (the "OTS"), subject to, among other things, approval of the Plan by the Bank's Members at the Special Meeting.

             Following receipt of all required regulatory approvals, the approval of the Members of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of the Bank's loans or deposit accounts, and the deposit accounts will continue to be issued by the Federal Deposit Insurance Corporation ("FDIC") to the same extent as they were prior to the Reorganization.

             Pursuant to the Plan, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan:
             (i) the Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

             (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

             (iii) Interim One will organize the Stock Holding Company as a wholly owned subsidiary;

             (iv) the Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

             (v) simultaneously with step (iv), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

             (vi) all of the initially issued stock of the Bank will be transferred to the MHC in exchange for membership interests in the MHC;

Next Page

             (vii) the MHC will contribute the capital stock of the Bank to the Stock Holding Company, and the Bank will become a wholly owned subsidiary of the Stock Holding Company; and

             (viii) contemporaneously with the Reorganization, the Stock Holding Company will sell a minority interest ("Minority Interest") in shares of its Common Stock to certain depositors and others pursuant to the Plan.
             The Stock Holding Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Stock Holding Company intends to contribute 50% of the net proceeds of the offering of Common Stock to the Bank. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

             Pursuant to the Plan, nontransferable rights to subscribe for the shares of Common Stock have been granted, in order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 2001 ("Eligible Account Holders"), (ii) the Tax-Qualified Employee Plans, (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 2003 ("Supplemental Eligible Account Holders"), (iv) depositors and certain borrowers of the Bank as of the close of business on [Record Date], 2004 ("Other Members") and (v) officers, directors and employees of the Bank, subject to the limitations described herein (the "Subscription Offering"). In the event that there are any shares of Common Stock which are not sold in the Subscription Offering, the Stock Holding Company anticipates that it will offer any such shares of Common Stock in a direct community offering (the "Direct Community Offering"). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Direct Community Offering will be offered to members of the general public in a public offering (the "Public Offering"). (The Subscription Offering, Direct Community Offering and the Public Offering are referred to collectively as the "Offerings").

             Voting in favor of the Plan will not obligate any person to purchase any Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN.

Voting Rights and Votes Required for Approval

             The Board of Directors has fixed [Record Date], 2004 as the record date ("Voting Record Date") for the determination of Members entitled to notice of and to vote at the Special Meeting and at any postponement or adjournment thereof. The Plan must be approved by the affirmative vote of at least a majority of the number of votes entitled to be cast at the Special Meeting. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

             Each depositor member as of the Voting Record Date will be entitled at the Special Meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such Member's deposit accounts in the Bank as of the Voting Record Date. No member may cast more than 1,000 votes at such Special Meeting. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each person also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. The Bank's records indicate that as of the Voting Record Date, there were approximately [_______________] Members entitled to cast a total of [_______________] votes at the Special Meeting.

             Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the governing document or applicable law. In the case of IRA and tax-qualified plan accounts established at the Bank, the beneficiary may direct the trustee's vote on the Plan by returning a completed proxy card to the Bank. If no proxy card is returned, the Bank as trustee will not vote on the adoption of the Plan on behalf of such beneficiary.

Next Page

Proxies

             The Bank's Members as of the Voting Record Date may vote at the Special Meeting or at any postponement or adjournment thereof in person or by proxy. Enclosed is a proxy card which may be used by any member to vote on the Plan. All properly executed proxies received by the Bank will be voted in accordance with the instructions indicated thereon by the member giving such proxies. If no instructions are given, executed proxies will be voted "FOR" adoption of the Plan.

Revocability of Proxies

             A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Secretary of the Bank, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any postponement or adjournment thereof. The presence of a Member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of the Bank prior to the voting of such proxy. The proxies being solicited by the Board of Directors of the Bank are only for use at the Special Meeting and at any adjournment thereof and will not be used for any other meeting.

Solicitation of Proxies and Tabulation of the Vote

             To the extent necessary to permit approval of the Plan, proxies may be solicited by officers, directors or employees of the Bank, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Bank for their reasonable out-of-pocket expenses incurred in connection with such solicitation. The Stock Holding Company has retained Keefe, Bruyette & Woods, Inc., to provide proxy solicitation and vote tabulation services, to act as inspector of election and to provide financial and marketing advisory services for the Offerings, for an aggregate fee equal to the greater of $100,000 or 1.50% of the dollar value of the Common Stock sold in the Offerings (as such terms are defined in the Plan), subject to certain limitations and exclusions. See "The Reorganization and Stock Issuance-Marketing Arrangements" in the prospectus. The Bank will bear all costs associated with proxy solicitation and vote tabulation.

Reasons for Reorganization

             See "Our Corporate Change and Stock Offering-Our Reasons for the Corporate Change" and "-Effects of the Reorganization" in the prospectus for a discussion of the basis upon which the Board of Directors determined to undertake the proposed Reorganization. As more fully discussed in those sections and in other sections of the prospectus, the Board of Directors believes that the Plan is in the best interest of the Bank, its members and the communities it serves.

Stock-Based Benefits to Management

             See "Summary-Benefits to Management from the Offering," and "Management-Benefits" in the prospectus for a discussion of the interests of management in the Reorganization and stock benefit plans.

Review of OTS Action

             Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R § 563b.6(c). The further procedure for review is as follows: a copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS.

Next Page

Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Risk Factors

             See "Risk Factors" in the prospectus for a discussion of certain factors that should be considered by prospective investors, including, among other factors, "Citizens Community MHC will own more than half of the stock of Citizens Community Bancorp. This means that Citizens Community MHC will have enough votes to control what happens on most matters put to a vote of stockholders," "Our loan portfolio possesses increased risk due to our substantial number of consumer loans," "Rising interest rates may hurt our profits," "Our use of proceeds from this offering to buy U.S. government and federal agency securities, mortgage-backed securities and deposits in financial institutions could increase our risk that changes in market interest rates will result in lower income," "Strong Competition Within Our Market Area May Limit Our Growth and Profitability," "After the change in structure and stock offering, our net income-to-equity ratio will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock," "We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting control and ownership interest," "Our stock price may decline when trading commences," "Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Citizens Community Bancorp, which may lower our stock price," "There may be a limited market for our common stock, which may lower our stock price," and "We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations."

             Control of the Stock Holding Company. The Stock Holding Company is required to be a majority-owned subsidiary of the MHC as long as the MHC remains in existence. Following the issuance of the Common Stock, the MHC will own 64.76% of the outstanding Common Stock. Holders of deposit accounts in the Bank will be entitled to vote on all matters presented to the members of the MHC for resolution by vote, including, without limitation, election of directors of the MHC. Prior to the Reorganization, Members of the Bank generally granted revocable proxies to the Board of Directors of the Bank, and members of the MHC may grant proxies to the Board of Directors of the MHC after the Reorganization. The revocable proxies that Members of the Bank have granted to the Board of Directors of the Bank, which confer on the Board of Directors of the Bank general authority to cast a member's vote on any and all matters presented to the Members, shall be deemed to cover the member's votes as members of the MHC, and such authority shall be conferred on the Board of Directors of the MHC. The use of such proxies will facilitate control over the MHC by the MHC's Board of Directors and thereby control of the Stock Holding Company by virtue of the MHC's ownership of a majority of the outstanding shares of Common Stock. The MHC will be able to elect all of the members of the Board of Directors of the Stock Holding Company and will be able to control the outcome of most matters presented to the stockholders of the Stock Holding Company for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by the MHC. Therefore, purchasers of the Common Stock in the Offerings will be minority stockholders of the Stock Holding Company ("Minority Stockholders") and, as such, will not be able to elect directors or effect a change of control in management of the Stock Holding Company.

             No assurances can be given that the MHC or the Stock Holding Company will not take action which the Minority Stockholders believe to be contrary to their interests at some future time. For example, the MHC or the Stock Holding Company could revise the Bank's dividend policy, prevent a full conversion or defeat a candidate for the Bank's Board of Directors or other proposals put forth by the Minority Stockholders. Moreover, the MHC's ownership of a majority of the outstanding shares of Common Stock, the MHC's mutual form of organization and, to a lesser extent, provisions in the Stock Holding Company's Charter and Bylaws that eliminate cumulative voting for the election of directors, authorize the issuance of additional amounts of capital stock and require staggered terms for members of the Board of Directors, are likely to perpetuate existing management and directors and discourage certain transactions that involve an actual or threatened change in control of the Stock Holding Company. See "Restrictions on Acquisition of Citizens Community Bancorp and Citizens Community Federal" in the prospectus.

               In the future, Citizens Community Bancorp may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." If Citizens Community Bancorp decided to undergo a second step conversion, Office of Thrift Supervision regulations require that they obtain the approval of a majority of the total outstanding votes of the MHC's members and the approval of a majority of the votes eligible to be cast by its minority stockholders in order to complete the transaction. The Board of Directors has no current plan to undertake a second-step conversion transaction.

             Tax Effects of the Reorganization. The Bank has received an opinion from its special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C., that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by the Bank or the Stock Holding Company as a result of the completion of the Reorganization.

Next Page

            Certain Additional Anti-Takeover Considerations. The MHC will own a majority of the issued and outstanding shares of Common Stock and, accordingly, will be able to elect all of the members of the Board of Directors of the Stock Holding Company and will be able to control the outcome of most matters presented to stockholders for their approval. See "Risk Factors -Citizens Community MHC will own more than half of the stock of Citizens Community Bancorp. This means that Citizens Community MHC will have enough votes to control what happens on most matters put to a vote of stockholders" in the prospectus. In addition, certain provisions in the Stock Holding Company's Charter and Bylaws and Federal law and regulations will provide certain additional anti-takeover provisions. See "Restrictions on Acquisition of Citizens Community Bancorp and Citizens Community Federal" in the prospectus.

             Upon consummation of the Reorganization, the Stock Holding Company's Board of Directors will be elected by its stockholders, including the MHC. The Stock Holding Company's Bylaws include certain advance notice and other requirements which a stockholder must comply with in order to make nominations for directors or to make stockholder proposals for matters to be considered at meetings of stockholders. See "Restrictions on Acquisition of Citizens Community Bancorp and Citizens Community Federal-Charter and Bylaws of Capital Federal Financial" in the prospectus.

Additional Information

             A copy of the Plan, the proposed Federal Stock Charter and Bylaws of the Stock Holding Company, the proposed Federal Stock Charter and Bylaws of the Bank and the proposed Charter and Bylaws of the MHC are available without charge from the Bank. Requests for copies of any such documents should be directed to: the Corporate Secretary, Citizens Community Federal, 2174 Eastridge Center, Eau Claire, Wisconsin 54701.

             THE PROSPECTUS INCLUDED WITH THIS MAILING IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND CONTAINS DETAILED INFORMATION ABOUT THE BANK, THE STOCK HOLDING COMPANY, THE MHC AND THE REORGANIZATION AND STOCK ISSUANCE, INCLUDING THE RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS TO SUBSCRIBE FOR SHARES OF STOCK HOLDING COMPANY COMMON STOCK. MEMBERS AS OF THE VOTING RECORD DATE ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.

Proxy Card

REVOCABLE PROXY

CITIZENS COMMUNITY FEDERAL

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITIZENS COMMUNITY FEDERAL (THE "BANK") FOR USE ONLY AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON [Meeting Date], 2004 AND ANY ADJOURNMENT THEREOF ("SPECIAL MEETING").

             The undersigned being a member of Citizens Community Federal, hereby authorizes the Board of Directors of the Bank or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Special Meeting of members of Citizens Community Federal to be held at the main office of the Bank located at 2174 Eastridge Center, Eau Claire, Wisconsin, at [__:__] [__].m., Eau Claire, Wisconsin time, and at any adjournment of said meeting, to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as set forth below:

(1)	To vote "FOR" or "AGAINST" a Plan of Reorganization and Stock Issuance Plan, as amended (the "Plan") pursuant to which Citizens Community Federal would be converted from a federally chartered mutual bank to a federally chartered stock savings bank as a wholly-owned subsidiary of Citizens Community Bancorp (the "Stock Holding Company"), and the Stock Holding Company will become a majority-owned subsidiary of Citizens Community MHC, a federally chartered mutual holding company, and the transactions provided for in such Plan.

	FOR	AGAINST
(2)	To vote, in its discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any other such business.

             This proxy, if executed, will be voted "FOR" adoption of the Plan if no choice is made herein. Please date and sign this proxy on the reverse side and return it in the enclosed envelope.

(Continued and to be signed on the other side)

Back of Card

             Any member giving a proxy may revoke it at any time before it is voted by delivering to the Corporate Secretary of Citizens Community Federal either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting.

             The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Members of Citizens Community Federal called for the [___] day of [________________], 2004 and a proxy statement for the Special Meeting prior to the signing of this proxy.

Date:	___________________________________ ___________________________________ Signature ___________________________________ Signature
Note: Please sign exactly as your name appears on this proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.